WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


<ARTICLE>  5

	FINANCIAL DATA SCHEDULE
	NALCO CHEMICAL COMPANY AND SUBSIDIARIES

THE SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION AT SEPTEMBER 30, 1995
AND THE CONDENSED CONSOLIDATED STATEMENT OF EARNINGS FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 1995 OF NALCO CHEMICAL COMPANY AND SUBSIDIARIES AND IS QUALIFIED
IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.


<PERIOD-TYPE>                                      9 MOS
<FISCAL-YEAR-END>                                  DEC-31-1995
<PERIOD-END>                                       SEP-30-1995
Item
Number	Description	Amount

5-02(1)	Cash and cash items	                         $   39,800,000
5-02(2)	Marketable securities	-
5-02(3)(a)(1)	Notes and accounts receivable-trade	      230,300,000
5-02(4)	Allowances for doubtful accounts	                (6,400,000)
5-02(6)	Inventory	                                       87,200,000
5-02(9)	Total current assets                           	380,400,000
5-02(13)	Property, plant and equipment	               1,141,200,000
5-02(14)	Accumulated depreciation                     	(591,600,000)
5-02(18)	Total assets	                                1,327,400,000
5-02(21)	Total current liabilities                     	289,900,000
5-02(22)	Bonds, mortgages and similar debt	             248,800,000
5-02(28)	Preferred stock - mandatory redemption	-
5-02(29)	Preferred stock - no mandatory redemption         	400,000
5-02(30)	Common stock	                                   15,100,000
5-02(31)	Other stockholders' equity	                    555,300,000
5-02(32)	Total liabilities and
stockholders' equity	                                 1,327,400,000
5-03(b)1(a)	Net sales of tangible products	             977,700,000
5-03(b)1	Total revenues	                                977,700,000
5-03(b)2(a)	Cost of tangible goods sold	                441,800,000
5-03(b)2	Total costs and expenses applicable to
sales and revenues	                                     441,800,000
5-03(b)3	Other costs and expenses	-
5-03(b)5	Provision for doubtful accounts and notes	-
5-03(b)(8)	Interest and amortization of debt discount	   12,500,000
5-03(b)(10)	Income before taxes and other items	        182,200,000
5-03(b)(11)	Income tax expense                          	66,800,000
5-03(b)(14)	Income/loss continuing operations	          115,400,000
5-03(b)(15)	Discontinued operations	-
5-03(b)(17)	Extraordinary items	-
5-03(b)(18)	Cumulative effect - changes in accounting
 			principles	-
5-03(b)(19)	Net income or loss	                         115,400,000
5-03(b)(20)	Earnings per share - primary                      	1.57
5-03(b)(20)	Earnings per share - fully diluted                	1.46